UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2021

AVALARA, INC.

(Exact name of Registrant as Specified in Its Charter)

Washington	001-38525	91-1995935
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 South King Street, Suite 1800 Seattle, WA	98104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 826-4900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	AVLR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Indenture and Notes

On August 13, 2021, Avalara, Inc. (the “Company”) issued $977.5 million aggregate principal amount of 0.25% Convertible Senior Notes due 2026 (the “Notes”), which amount includes the exercise in full of the $127.5 million option granted to the initial purchasers of the Notes, in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes bear interest at a fixed rate of 0.25% per year, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2022. The Notes are convertible into cash, shares of the Company’s common stock or a combination thereof and may be settled as described below. The Notes are senior, unsecured obligations of the Company, and will mature on August 1, 2026, unless earlier repurchased, redeemed or converted in accordance with their terms.

The net proceeds from the offering of the Notes were approximately $959.9 million, after deducting fees and estimated expenses payable by the Company. The Company used approximately $75.3 million of the net proceeds from the Notes to pay the cost of the capped call transactions entered into in connection with the offering. The Company intends to use the remainder of the net proceeds for general corporate purposes, which will likely include funding acquisitions or investments in complementary businesses, products, services, technologies, or other assets, and may include continued investment in our sales and marketing efforts, product development, general and administrative matters, and working capital.

The Company issued the Notes pursuant to an indenture, dated as of August 13, 2021, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”).

Prior to the close of business on the business day immediately preceding February 1, 2026, the Notes are convertible at the option of the holders only under certain conditions. On or after February 1, 2026, until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes, at their option at the conversion rate then in effect, irrespective of these conditions.

The conversion rate for the Notes will initially be 4.1940 shares of the Company’s common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $238.44 per share of common stock). The conversion rate and the corresponding conversion price will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. The Company may redeem for cash all or part of the Notes, at its option, on or after August 6, 2024 and on or before the 41st scheduled trading day immediately prior to the maturity date, under certain circumstances at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (as defined in the Indenture).

If the Company undergoes a fundamental change (as defined in the Indenture), holders may require the Company to repurchase for cash all or part of their Notes, at a repurchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (as defined in the Indenture). In addition, if certain fundamental changes occur, the Company may be required in certain circumstances to increase the conversion rate for any Notes converted in connection with such fundamental changes by a specified number of shares of its common stock.

The Indenture provides for customary events of default, which include (subject in certain cases to grace and cure periods), among others: nonpayment of principal or interest; breach of covenants or other agreements in the Indenture; defaults with respect to certain other indebtedness; failure to pay certain final judgments; and certain events of bankruptcy, insolvency or reorganization. Generally, if an event of default occurs and is continuing under the Indenture, either the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount plus accrued and unpaid interest on such notes to be immediately due and payable.

The Notes will be the Company’s senior unsecured obligations and will rank senior in right of payment to any of its indebtedness that is expressly subordinated in right of payment to the Notes; rank equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated; be effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and be structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries.

The description of the Indenture and the Notes above is qualified in its entirety by reference to the text of the Indenture and the Form of Note, copies of which are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K.

Capped Call Confirmations

In connection with the pricing of the Notes on August 10, 2021, the Company entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with Barclays Bank PLC, Bank of America, N.A., Bank of Montreal, Goldman Sachs & Co. LLC, and Mizuho Markets Americas LLC (the “Option Counterparties”), and in connection with the exercise in full of the option granted to the initial purchaser of the Notes, on August 12, 2021, the Company entered into additional capped call transactions (such additional capped call transactions, together with the Base Capped Call Confirmations, the “Capped Call Confirmations”) with the Option Counterparties. The Company used approximately $75.3 million of the net proceeds from the offering of the Notes to pay the cost of the Capped Call Confirmations.

The Capped Call Transactions are expected to offset the potential dilution to the Company’s common stock as a result of any conversion of the Notes, with such reduction subject to a cap. The Capped Call Transactions have an initial cap price of $323.30 per share, which represents a premium of approximately 100% over the closing price of the Company’s common stock on the New York Stock Exchange on August 10, 2021, and is subject to certain adjustments under the terms of the Capped Call Transactions. The Capped Call Transactions cover, subject to customary adjustments, the number of shares of the Company’s common stock initially underlying the Notes.

The Capped Call Transactions are separate transactions entered into by the Company with the Option Counterparties, are not part of the terms of the Notes and will not change the rights of the holders of the Notes under such Notes.

The description of the Capped Call Transactions above is qualified in its entirety by reference to the text of the form of capped call confirmation, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Indenture and the Notes set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information regarding the Indenture and the Notes set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The Notes were sold to the initial purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act for resale to qualified institutional buyers as defined in, and in reliance on, Rule 144A of the Securities Act.

The Notes and the underlying shares of the Company’s common stock issuable upon conversion of the Notes, if any, have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The maximum number of shares of the Company’s common stock issuable upon conversion of the Notes, including pursuant to any increase in the conversion rate for any Notes converted in connection with a fundamental change, is 6,047,011.

Item 8.01	Other Events.

On August 9, 2021, the Company announced the pricing of its offering of the Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. A copy of the press release announcing the pricing of the Notes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On August 11, 2021, the Company announced the pricing of its offering of the Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. A copy of the press release announcing the pricing of the Notes is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

This Current Report on Form 8-K does not and shall not constitute an offer to sell or the solicitation of an offer to buy any Notes or shares of the Company’s common stock, nor shall there be any offer, solicitation or sale of Notes or such common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of August 13, 2021, by and between Avalara, Inc. and The Bank of New York Mellon Trust Company, N.A., as indenture trustee.

4.2	Form of 0.25% Convertible Senior Note due 2026 (included in Exhibit 4.1).

10.1	Form of Capped Call Confirmation.

99.1	Press release dated August 9, 2021.

99.2	Press release dated August 11, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVALARA, INC.

Date: August 13, 2021	By:	/s/ Alesia L. Pinney
Alesia L. Pinney Executive Vice President, Chief Legal Officer, and Secretary